Exhibit 18.1
One Independent Drive, Ste. 2801
Jacksonville, FL 32202

March 15, 2013

EverBank Financial Corp
501 Riverside Avenue
Jacksonville, Florida 32202

Dear Sirs/Madams:

We have audited the financial statements of EverBank Financial Corp as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 15, 2013, which expresses an unqualified opinion and includes an explanatory paragraph concerning your change in accounting principle for presenting derivative assets and liabilities as well as the related fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) for instruments executed with the same counterparty under a master netting arrangement from gross to net presentation. Note 1 to such financial statements contains a description of such change in accounting principle during the year ended December 31, 2012. In our judgment, such change to an alternative accounting principle is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP